Exhibit 4.2

Amended and Restated Dividend Reinvestment and Share Purchase Plan

An Overview

The Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”) of TELUS Corporation (the “Company”) provides a method for eligible registered holders of Common Shares to reinvest dividends received on their Common Shares into additional Common Shares under the Plan. Participants may also make optional cash payments of not less than $100 each and not more than $20,000 per calendar year,  to be applied to the purchase of additional Common Shares under the Plan. Additional Common Shares acquired by the Plan Agent under the Plan may be acquired through the purchase of Common Shares in the market, or by the issue of Common Shares from treasury, as elected by the Company. Any Common Shares issued from treasury for the reinvestment of dividends may be issued at a discount as determined by the Company. Participants under the Plan will not be charged any brokerage commissions, fees or transaction costs with respect to the acquisition of Common Shares under the Plan. If Common Shares are issued from treasury, the Company will receive additional funds to be used for general corporate purposes.

Plan Shares held under the Plan will be registered in the name of the Plan Agent and recorded in separate accounts maintained by the Plan Agent for each Participant. The Plan Agent will receive eligible funds, purchase and hold the Common Shares purchased under the Plan and report quarterly to Participants. Plan Shares which have been purchased for, or are issued by the Company under, the Plan (excluding any fractional Common Shares) will be issued to any Participant via a DRS Advice (or certificate) only upon the written request of the Participant or the representative of such Participant in the event of the death of the Participant.

Effective Time of Arrangement

The Plan is amended and restated as of the Effective Time of the Arrangement (as defined below), in accordance with the terms of a plan of arrangement approved by the Supreme Court of British Columbia on December 18, 2012 (the “Plan of Arrangement”) whereby the Company exchanged all its issued and outstanding Non-Voting Shares for Common Shares on a one-for-one basis at 12:01 a.m. (PDT) on February 4, 2013 (the “Effective Time of the Arrangement”), and, inter alia,  amended and restated the Plan to (i) provide that dividends paid in cash after the Effective Time of the Arrangement will be reinvested into Common Shares in lieu of Non-Voting Shares,  (ii) provide that optional cash payments made by the Participants after the Effective Time of the Arrangement will be applied to the purchase of Common Shares in accordance with the Plan, (iii) provide that the purchase price for Common Shares issued from treasury for the Plan will be based on a five-day weighted average trading price rather than a 20-day weighted average trading price and (iv) effect such consequential amendments to the Plan as are necessary or desirable to properly reflect such changes.

Definitions

Average Market Price means the weighted average trading price for all trades of Common Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the Investment Date.

Common Shares means Common Shares of the Company.

Dividend Payment Date means the date chosen by the Board of Directors of the Company for the payment of a cash dividend on Common Shares. For Common Shares, this historically has been the first business day of January, April, July and October of each year.

Dividend Record Date means the date declared by the Board of Directors of the Company to determine those shareholders entitled to receive payment of the corresponding dividend on Common Shares. This is expected to be about three weeks before the corresponding Dividend Payment Date.

DRS Advice has the meaning as set forth under “Withdrawal of Plan Shares”;

Investment Date means, for the reinvestment of dividends on Common Shares, the Dividend Payment Date, and for the investment of optional cash payments, the first business day of each month.

Market Purchase has the meaning set forth under “Price of Common Shares”.

Non-Voting Shares means the Non-Voting Shares of the Company of which none is issued and outstanding as of the Effective Time of the Arrangement immediately following the consummation of the transactions set forth in the Plan of Arrangement.

Participant means a registered holder of Common Shares electing to participate in the Plan.

Plan means TELUS Corporation Amended and Restated Dividend Reinvestment and Share Purchase Plan.

Plan Agent means Computershare Investor Services Inc., an independent trust company, who, on behalf of Participants, administers the Plan.

Plan Shares means Common Shares if any, held by the Plan Agent on behalf of a Participant and credited to the Participant’s account under the Plan.

Treasury Purchase has the meaning set forth under “Price of Common Shares”.

Eligible Shareholders

Any registered holder of Common Shares resident in a jurisdiction where the Common Shares are qualified for sale is eligible to enroll in the Plan.

Subject to any restrictions in the laws of their country of residence, shareholders who are resident outside Canada may participate in the Plan. However, dividends to be reinvested by such shareholders who are residents outside of Canada will continue to be subject to withholding of applicable non-resident tax and the amount reinvested will be reduced by the amount of the tax withheld.

A person who is a beneficial owner but not a registered holder of Common Shares (e.g. whose Common Shares are held by an intermediary and registered in a nominee account) will be required to transfer those Common Shares into the person’s own name or into a specific segregated registered account such as a numbered account with an intermediary, such as a bank, trust company or broker. The beneficial owner must make arrangements with the bank, trust company or broker in order to participate in the Plan.

Participation in the Plan

An eligible shareholder may enroll in the Plan at any time by duly completing an Enrollment Form and forwarding it to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal.  For Common Shares registered in more than one name, all registered holders must sign the Enrollment Form. Also, where a shareholder’s total holdings are registered in different names, (e.g. full name on some DRS Advices or share certificates and initials and surname on other DRS Advices or share certificates), a separate Enrollment Form must be completed for each style of registration. If cash dividends from all shareholdings are to be reinvested under one account, the registration must be identical.

By completing the Enrollment Form, the Participant directs the Company to forward to the Plan Agent, cash dividends less any applicable withholding or non-resident tax, on all of the Common Shares registered in such Participant’s name as specified on the Enrollment Form and directs the Plan Agent to invest such dividends and any optional cash payments received in Common Shares under the Plan for the Participant.

Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until the Participant terminates its participation in the Plan, or the Company terminates the Participant’s participation in the Plan, or the Company terminates the Plan.  When enrolling in the Plan, a completed Enrollment Form must be received by the Plan Agent on or before the Dividend Record Date for the Common Shares designated on the Enrollment Form in order for the corresponding dividends on the Common Shares to be reinvested in Common Shares under the Plan in accordance with such direction and authorization.

For example, in the case of a cash dividend on Common Shares payable on July 1st, if an Enrolment Form designating Common Shares for dividend reinvestment is received by the Plan Agent on or before the Dividend Record Date for the cash dividend on such Common Shares, the July 1st cash dividend and all subsequent cash dividends on all Common Shares registered identically to that shown on the Enrollment Form will be reinvested under the Plan. If the Enrollment Form is received after the Dividend Record Date, the first cash dividend on such Common Shares reinvested under the Plan will be the cash dividend on Common Shares payable (if declared) on October 1st.

A Participant may stop all reinvestment of cash dividends on such Participant’s Common Shares if the Plan Agent receives written notification before the Dividend Record Date for the applicable Common Shares. If a Participant has sent in an optional cash payment and subsequently decides that the Participant does not want it invested into Common Shares, the Plan Agent must receive written notification prior to the next Investment Date. Any optional cash payments on which investment has been stopped will be returned to the Participant as soon as practicable after the written notification has been received.

Optional Cash Payments

The option to make cash payments to purchase Common Shares is available to Participants provided that optional cash payments made by any Participant shall not be less than $100 per transaction nor greater than $20,000 per calendar year. An optional cash payment may be made by using the Optional Cash Payment Form, sent to Participants with each quarterly statement. A Participant is not obligated to make optional cash payments at any time nor to send the same amount of money with each Optional Cash Payment Form.

Optional cash payments received by the Plan Agent on or after an Investment Date will be invested on the next Investment Date.

All Common Shares purchased under the Plan with optional cash payments received by the Plan Agent on or before a Dividend Record Date will be entitled to the dividend on such Common Shares payable to shareholders of record on that Dividend Record Date. Common Shares purchased after that Dividend Record Date with optional cash payments received by the Plan Agent under the Plan will not be entitled to that dividend on such Common Shares. Cash dividends on Plan Shares purchased with optional cash payments, less any withholding or non-resident tax, will automatically be reinvested.

No interest will be paid by the Company or the Plan Agent on any funds received prior to an Investment Date.

Transition of Amendment and Restatement to Plan

For continuity of treatment in respect of their dividends and optional cash payments, Participants in the Amended and Restated Dividend Reinvestment and Share Purchase Plan of the Company which was in effect prior to the Effective Time of the Arrangement and who have exchanged Non-Voting Shares for Common Shares pursuant to the Plan of Arrangement, will automatically be deemed to be enrolled in, and Participants under, the Plan in respect of Common Shares received on the Effective Time of the Arrangement without any further act or formality on the part of such Participants. Pursuant to the Plan of Arrangement, the Plan accounts of these Participants will have the Non-Voting Shares exchanged for an equal number of Common Shares, including fractional shares held by such Participant prior to the Effective Time of the Arrangement. Cash dividends on the Common Shares held in the Participants’ accounts under the Plan will automatically be reinvested in the purchase of Common Shares under the Plan.

Price of Common Shares

Common Shares to be acquired under the Plan will be, at the Company’s election, either (i) Common Shares purchased on the open market through the facilities of the Toronto Stock Exchange (“Market Purchase”) or (ii) newly issued Common Shares purchased from the Company (“Treasury Purchase”).

The purchase price for Common Shares acquired under the Plan from the reinvestment of cash dividends will be:

(a)                                 in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent for all Common Shares purchased in respect of a Dividend Payment Date under the Plan, or

(b)                                 in the case of a Treasury Purchase, the Average Market Price less a discount, if any, of up to 5%, at the Company’s election.

The purchase price for the Common Shares acquired under the Plan from optional cash payments will be:

(a)                                 in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) for Common Shares by the Plan Agent for all Common Shares purchased in respect of an Investment Date under the Plan, or

(b)                                 in the case of a Treasury Purchase, the Average Market Price.

The Company will provide advance notification to Participants if the Common Shares will be acquired by way of Market Purchase or Treasury Purchase and if by Treasury Purchase, any discount offered or any change in the rate of discount.

Participants will not be charged any administrative fees or service charges that may be incurred by the Plan Agent in order to acquire Common Shares for Participants’ accounts.

Dividends, less any applicable withholding or non-resident taxes on Common Shares enrolled in the Plan and optional cash payments will be invested in full, which may result in the acquisition of fractions of a Common Share for a Participant’s account under the Plan. Common Shares purchased under the Plan, including fractions calculated to six decimal places, will be held by the Plan Agent in an account in the Participant’s name.

Statements

Plan Shares held by the Plan Agent under the Plan will be registered in the name of the Plan Agent and recorded in a separate account for each Participant. The Plan Agent will mail a statement quarterly to each Participant approximately three weeks following any Dividend Payment Date. These statements are a Participant’s continuing record of cash dividends received, purchases and withdrawals made, and Common Shares held by the Plan Agent in such Participant’s account under the Plan. These statements should be retained for income tax purposes. Income tax reporting information will be sent to Participants annually as required by law.  The number of Plan Shares credited to an account under the Plan (less any Plan Shares delivered to, or sold on behalf of, the Participant) will be shown on the Participant’s quarterly statement.

Withdrawal of Plan Shares

A Participant will receive a DRS Advice for any number of whole Plan Shares held in its account under the Plan when a Participant withdraws Plan Shares from the Plan or terminates its participation in the Plan.  A DRS Advice permits the Participant to participate in the direct registration system which electronically registers the Common Shares owned by the Participant and constitutes a written advice of that registration to the Participant (the “DRS Advice”). Any remaining number of whole Plan Shares, and fractions thereof, will continue to be held in the Participant’s account under the Plan.

Accounts under the Plan are maintained in the names in which certificates of or in which DRS Advice is held, the Participants were registered at the time they enrolled in the Plan (including those of any intermediaries who hold Common Shares for any Participant). Consequently, any

DRS Advice held or certificates for whole Plan Shares issued on request of a Participant, will be similarly registered when issued.

A Participant may withdraw Plan Shares without terminating its participation in the Plan by following the instructions online on the Plan Agent’s self-service web portal or by completing the withdrawal portion on the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. A direct registration system transfer of the number of requested whole Plan Shares credited to that Participant’s Plan account will be made to the registered shareholder’s ledger (including those of any intermediaries who hold Common Shares for any Participant).

Share certificates for Plan Shares will not be issued to a Participant unless specifically requested. This convenience protects against loss, theft or destruction of share certificates, and reduces administrative costs.

Sale of Plan Shares

A Participant who wishes to sell any number of whole Plan Shares held for that Participant may request the Plan Agent to sell on such Participant’s behalf a specified number of whole Plan Shares from the account of such Participant by following the instructions provided on the Plan Agent’s self service web portal or by duly completing the withdrawal/termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. When so requested by a Participant, the Plan Agent will sell the specified number of whole Plan Shares on behalf of the Participant through a stock broker designated by the Plan Agent, as soon as practicable following receipt by the Plan Agent of the Participant’s instructions. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the Participant by the Plan Agent. Common Shares that are to be sold for a Participant may be commingled with Common Shares of other Participants requesting a sale of Plan Shares, in which case the proceeds to each Participant will be based on the average sale prices and the average brokerage commissions of all Common Shares so commingled. When a Participant withdraws, or requests the Plan Agent to sell on behalf of such Participant, the balance of the Plan Shares held in the Plan account for such Participant (except for any fractional Plan Share), the value of the fraction will be calculated as set out for the treatment of fractional shares on exiting from the Plan and paid out to the Participant in cash.

Termination of Participation

A Participant may terminate its participation in the Plan at any time by following the instructions provided on the Plan Agent’s self service web portal or by duly completing the termination portion of the voucher located on the reverse of the Participant’s statement of account and delivering such document signed by the Participant to the Plan Agent. After the effective date of such exit, cash dividends will be paid directly to the Participant. If the notice is received between a Dividend Record Date and the related Dividend Payment Date, the notice will not be effective until after the corresponding cash dividend amount has been reinvested under the Plan.

Upon termination of participation in the Plan, a Participant may request the Plan Agent to either sell or issue to the Participant a DRS Advice (or certificate) for all the whole Plan Shares held by the Plan Agent for the Participant’s account. The exiting Participant will receive from the Plan Agent a cash payment for the total of (a) the value of any unsold fractions of Plan Shares in the account for such Participant, (b) any uninvested cash held for such Participant’s account and (c) if the Plan Agent was requested to sell the Participant’s Plan Shares, the net proceeds of the sale, if any, less any applicable withholding or non-resident taxes, fees and commissions. If the Participant requested a DRS Advice (or certificate) for the whole Plan Shares held for such Participant’s account, the requested DRS Advice (or certificate) will accompany the payment.

If a sale of the Participant’s whole Plan Shares is required by the notice of exit, or upon notice of termination of the Plan, such sale will be made by the Plan Agent in the same manner as described above under the heading “Sale of Plan Shares”. With respect to any fraction of a Common Share, the Plan Agent will pay cash less any applicable withholding or non-resident taxes, based on the market price of the Common Shares at the time of sale of any remaining whole number of Common Shares held in the account for such Participant or, failing that, the market price of the Common Shares at the time the DRS Advice (or certificate) is issued.

Termination from the Plan

Participation in the Plan will be terminated upon receipt by the Plan Agent of a written notice satisfactory to the Plan Agent, of the death of a Participant. In such case, a DRS Advice (or certificate) for the number of whole Plan Shares in account for such Participant under the Plan will be issued in the name of the deceased Participant (or another name on receipt of appropriate direction from the executor or administrator of the deceased Participant). The Plan Agent will send such DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested dividends on Plan Shares and the value of any fractions of Plan Shares, to the representative of the deceased Participant.

Participation in the Plan may be terminated, at the option of the Company, if the number of Common Shares purchased through the Plan by a Participant over a period of twelve consecutive months does not exceed a certain minimum number of whole Common Shares determined by the Company, at its discretion, from time to time. Initially, this minimum number is set at one whole Common Share. In the event that participation is terminated by the Company for this reason, a DRS Advice (or certificate) will be issued for all Plan Shares held in the Participant’s account, except for fractions thereof which will be paid to the Participant in cash, calculated in same manner as set out for the treatment of fractional shares on exiting from the Plan.

In the event that a Participant in the Plan becomes ineligible to participate in the Plan (by change of status or otherwise), the participation of such Participant will be terminated by the Plan Agent. In this case, a DRS Advice (or certificate) for the number of whole Plan Shares held for the account of the Participant will be issued in the name of the Participant and the Plan Agent will send a DRS Advice (or certificate), together with a cash payment for any uninvested cash, uninvested cash dividends less any withholding or non-resident taxes, on Plan Shares and the value of any fractions of Plan Shares, to the Participant.

Participation in the Plan may be terminated, at the option of the Company, at its sole discretion, if the number of Common Shares registered for participation in the Plan by any Participant fluctuates significantly around Dividend Record Dates on a regular basis, reflecting an inappropriate use of the Plan.

Voting of Common Shares Held by the Plan Agent

Voting of all Common Shares (excluding any fractions thereof) held in the Participant’s account under the Plan will be voted in accordance with each Participant’s proxy. Common Shares for which a proxy is not received will not be voted.

Rights Offerings

In the event the Company makes available to its holders of Common Shares any rights to subscribe for additional Common Shares or other securities or rights, certificates evidencing such rights will be issued by the Company to each Participant for the number of Common Shares (excluding any fractions thereof) held for the Participant’s account under the Plan on the record date of such rights issue. Rights based on a fraction of a Common Share held for a Participant’s account will be sold for such Participant by the Plan Agent and the net proceeds will be invested on the next Investment Date.

Stock Dividends and Stock Splits

Any Common Shares distributed pursuant to a stock dividend on, or a stock split of, Common Shares held by the Plan Agent for a Participant under the Plan will be retained by the Plan Agent and credited, net of any applicable withholding or non-resident taxes, to the account of the Participant. A DRS Advice (or certificate) for any Common Shares resulting from a stock dividend on or a stock split of Common Shares held on the record date by a Participant outside of the Plan will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

Responsibilities of the Company, the Plan Agent and Participants

Neither the Company nor the Plan Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)                                 arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)                                 with respect to the prices at which Common Shares are issued or at which Common Shares are sold for the Participant’s account and the times such purchases or sales are made;

(c)                                  relating to the tax liability of the Participant, or any withholding or any non-resident taxes;

(d)                                 actions taken as a result of inaccurate and incomplete information or instructions; or

(e)                                  termination of the Participant’s account in accordance with the terms of the Plan.

Participants should recognize that neither the Company nor the Plan Agent can assure a profit or protect the Participant against a loss on the Plan Shares held for the Participant under the Plan.

Amendment, Suspension or Termination of the Plan

The terms of this Plan are subject to compliance with all applicable laws, regulations, rules, orders and policies of all judicial, administrative, regulatory and governmental bodies having jurisdiction (collectively, “Laws”). If any term of the Plan does not comply with any Laws, the Company reserves the right to suspend, amend or terminate the Plan or any portion thereof at any time and from time to time, without prior notice, on such terms as the Company deems necessary to ensure compliance. The Company will give to Participants written notice of such amendment, suspension or termination within a reasonable period of time.

In addition, the Company reserves the right to amend, suspend or terminate the Plan at any time or suspend the Plan or any portion thereof at any time and from time to time, but any such action shall not have retroactive effect that would prejudice the interests of the Participants. All amendments to the Plan are subject to the prior approval of the Toronto Stock Exchange. All Participants will be sent written notice of any such amendment, suspension or termination.

In the event of termination of the Plan by the Company, a DRS Advice (or certificate) for Plan Shares (excluding any fractions thereof) held for Participants’ accounts under the Plan and all cash amounts, including but not limited to, net proceeds from the sale of any fractions of Plan Shares, uninvested optional cash payments or other moneys will be remitted to the Participants as soon as practicable by the Plan Agent. In the event of suspension of the Plan by the Company, no investment will be made by the Plan Agent on the Investment Date immediately following the effective date of such suspension. Any cash held in a Participant’s account which is not invested as of the effective date of such suspension and dividends on Common Shares which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Plan Agent to the Participants to whom these are due.

Administration of the Plan

The Plan Agent acts as agent for the Participants in the Plan pursuant to an agreement between the Plan Agent and the Company which may be terminated by either party at any time, upon provision of reasonable notice to the other party. Should the Plan Agent cease to act as agent for Participants, another Plan Agent will be designated by the Company.

Notices

All notices, statements, cheques and DRS Advices (or certificates) will be mailed to a Participant at the last address recorded in the Plan Agent’s records.

Notices, declarations, requests and cheques from a Participant should be delivered or mailed to the Plan Agent.

Internet: www.computershare.com/investorcentrecanada

By telephone : 1-800-558-0046 (toll free in North America) or (514) 982-7129

By mail: Computershare Trust Company of Canada

100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1

By e-mail: www.computershare.com\service

Currency

All monetary amounts identified in the Plan are stated in Canadian currency.